SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the "**Agreement**") is made as of November 14, 2014 by and among Atna Resources Ltd., a corporation incorporated under the laws of the Province of British Columbia ("**Parent**"), Canyon Resources Corporation, a corporation incorporated under the laws of the State of Delaware ("**Canyon**"), Atna Resources, Inc., a corporation incorporated under the laws of the State of Nevada ("**Atna**"), and Waterton Nevada Splitter, LLC, a limited liability company organized under the laws of the State of Nevada (the "**Purchaser**").

WHEREAS Atna is the owner of 100% of the Clover Project (as defined herein);

AND WHEREAS Canyon is the owner of all of the issued and outstanding shares in the capital of CR Reward Corporation ("**CR Corp**"), a corporation incorporated under the laws of the State of Nevada;

AND WHEREAS Atna will vend into a newly-formed limited liability company, Clover Nevada LLC, organized under the laws of the State of Nevada and wholly owned by it ("**Clover LLC**") 100% of the Clover Project pursuant to the Pre-Closing Reorganization (as defined herein);

AND WHEREAS Canyon and Atna wish to sell and the Purchaser wishes to purchase all of the issued and outstanding shares in the capital of CR Corp and all of the issued and outstanding shares in the capital of Clover LLC;

AND WHEREAS Parent is the owner, directly or indirectly, of all of the issued and outstanding shares of each of Atna and Canyon;

NOW THEREFORE in consideration of the premises and the mutual agreements and covenants herein contained, the parties hereto hereby covenant and agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1 Defined Terms.

As used in this Agreement, the following terms have the following meanings:

"**Affairs**" means the business, operations, undertaking, property, assets, liabilities, condition (financial or otherwise), performance and results of operations of a specified Person.

"**affiliate**" means, with respect to a Person, an affiliate of such Person as determined in accordance with Section 1.3 of National Instrument 45-106 – *Prospectus and Registration Exemptions* as in effect on the date hereof.

"**Agreement**" means this share purchase agreement.

"**Applicable Law**" means any national, regional, federal, provincial, territorial, state, or local statute, law, ordinance, code, rule, regulation, order (including any consent decree or administrative order), applicable to, or any directive, guideline, policy or Authorization of any Governmental Entity having jurisdiction with respect to any specified Person, property, transaction or event or any of such Person's Affairs, and any order, judgment, award or decree of any Governmental Entity, or arbitrator in any proceeding or action to which the Person in question is a party or by which such Person or any of its Affairs is bound.

"**Assumed Liabilities**" means the obligations and liabilities relating to the Clover Project set out in Schedule 1.1(a).

"**Atna**" means Atna Resources, Inc., a corporation incorporated under the laws of the State of Nevada.

"**Atna Parties**" means Atna, Canyon and the Parent.

"**Authorization**" means any right, authorization, approval, consent, certificate, exemption, licence, permit, franchise, certification, registration, Contract, instruction, direction, notice or no-action letter, made, issued, granted, conferred or required by any Governmental Entity having jurisdiction with respect to any specified Person, property, transaction or event, or any of such Person's Affairs or from any Person in connection with any easements or contractual rights.

"**Books and Records**" means all information in any form relating to CR Corp, Clover LLC, the Clover Project or the Reward Gold Mine, including books of account, financial and accounting information and records, personnel records, tax records, purchase records, drilling and exploration results and records, business reports, plans and projections, all maps, geologic information, information about water intended, considered or necessary for use of or at the Mining Properties, and any and all documentation or information about any sensitive species, and all other documents, files, correspondence and other information (whether in written, printed, electronic or computer printout form, or stored on computer discs or other data and software storage and media devices).

"**Business Day**" means any day of the year, other than a Saturday, Sunday or any day on which Canadian chartered banks are closed for business in Toronto, Ontario.

"**Canyon**" means Canyon Resources Corporation, a corporation incorporated under the laws of the State of Delaware.

"**Closing**" means the completion of the purchase and sale of the Purchased Shares as contemplated in this Agreement.

"**Closing Date**" means November 24, 2014, or as soon thereafter as the conditions of Closing set out in Article 6 can be satisfied or have been waived, or such earlier or later date as the Parties may agree in writing.

"Clover LLC" means a limited liability company formed under the laws of the State of Nevada into which 100% of the Clover Project will be transferred pursuant to the Pre-Closing Reorganization.

"Clover LLC Purchased Shares" has the meaning specified in Section 2.1(2).

"Clover Project" means the Clover gold exploration project located in Elko County Nevada as further described in Schedule 1.1(b) hereto and, for greater certainty, includes all surface, subsurface and mineral rights, water rights, and all surface, subsurface and mineral leases, concessions, licenses, Authorizations, claims, rights, titles or interests owned, leased, held, controlled by or issued to Atna or its affiliates as of the date hereof in connection therewith and all related, associated or appurtenant rights, in each case howsoever characterized or designated, and all personal property used in or located at such project.

"Contaminant" means any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of any of them, except and to the extent those that are naturally occurring, that may (i) injure or damage property or plant or animal life, (ii) harm or cause a nuisance to any Person, (iii) adversely affect the health of any individual, (iv) impair the safety, of any individual, (v) render any property or plant or animal life unfit for use by humans, (vi) cause loss of enjoyment of normal use of property, or (vii) interfere with the normal course of business, and includes any **"Contaminant"** within the meaning assigned to such term (or any similar term) in any Environmental Law applicable to the Mining Properties.

"Contract" means any agreement, contract, licence, undertaking, engagement or commitment of any nature, written or oral.

"Corporate Records" means the corporate records of CR Corp and Clover LLC, including (i) all constating documents and by-laws, (ii) all minutes of meetings and resolutions of shareholders and directors (and any committees), and (iii) the share certificate books, securities register, register of members, register of transfers and register of directors.

"CR Corp" means CR Reward Corporation, a corporation incorporated under the laws of the State of Nevada.

"CR Corp Purchased Shares" has the meaning specified in Section 2.1(1).

"Credit Agreement" means the senior secured credit agreement dated January 31, 2014 among, *inter alia*, Canyon, as borrower, Parent, as guarantor and Waterton Cayman, as lender.

"Damages" means any losses, liabilities, damages or expenses actually incurred (including legal fees and expenses on a full indemnity basis without reduction for tariff rates or similar reductions) whether resulting from an action, suit, proceeding, arbitration, claim or demand that is instituted or asserted by a third party, including

a Governmental Entity, or a cause, matter, thing, act, omission or state of facts not involving a third party.

"**Direct Claim**" means any cause, matter, thing, act, omission or state of facts not involving a Third Party Claim which entitles an Indemnified Person to make a claim for indemnification under this Agreement.

"**Effective Time**" means 9:00 a.m. (Toronto time) on the Closing Date.

"**Environmental Laws**" means any Applicable Law (i) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, ecology, human health and safety or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (ii) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, emission, remediation, Release or threatened Release of any Hazardous Materials or other pollutants, Contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; and the Safe Drinking Water Act, 42 USC 300f et. seq.

"**Excluded Liabilities**" means any and all liabilities and obligations (including environmental liabilities in respect of Damages arising out of a Release of Hazardous Materials or a violation of Environmental Laws) with respect to the Clover Project, other than the Assumed Liabilities.

"**Governmental Entity**" means (i) any governmental or public department, central bank, court, commission, board, bureau, agency, commissioner or instrumentality, whether federal, state, county, municipal, local, or other; (ii) any subdivision or authority of any of the above; (iii) any stock exchange; and (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

"**Hazardous Material**" means any substance or mixture of substances, or any pollutant or Contaminant, toxic or dangerous waste or hazardous material, other than those that are naturally occurring to the extent that they are naturally occurring,

which is or becomes regulated, or otherwise classified pursuant to, or that may give rise to liability under, any Environmental Law, including any "**hazardous substance**" "**hazardous material**" "**hazardous waste**" "**toxic substance**" "**contaminant**" "**pollutant**" or any other similar formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosiveness, reactivity, carcinogenicity, toxicity or dangerousness. Hazardous Material includes, without limitation, any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls, except to the extent that they are naturally occurring.

"**IFRS**" means International Financial Reporting Standards.

"**Indemnified Person**" means a Person with indemnification rights or benefits under Section 9.3 or Section 9.4, or otherwise under this Agreement.

"**Indemnifying Party**" means a Party against which a claim may be made for indemnification under this Agreement, including pursuant to Article 9.

"**Interim Period**" means the period between the close of business on the date of this Agreement and the Closing.

"**Lien**" means any mortgage, charge, pledge, hypothec, security interest, assignment, lien (statutory or otherwise), easement, servitude, title retention agreement or arrangement, conditional sale, deemed or statutory trust, claim, restrictive covenant or other encumbrance of any nature which, in substance, secures payment or performance of an obligation, but does not include Liens granted to Waterton Cayman pursuant to the Credit Agreement.

"**Material Adverse Change**" means any change, event, occurrence, state of facts, effect or circumstance that, individually or in the aggregate with other such changes, events, occurrences, states of fact, effects or circumstances, is or would reasonably be expected to be material and adverse to the business, operations, results of operations, assets, properties, prospects, capitalization, financial condition or liabilities (contingent or otherwise) of Clover LLC, CR Corp or the Mining Properties.

"**Material Contracts**" means, collectively, the agreements set out in Schedule 1.1(c) and any other agreement to which any of the Vendor Parties is a party and which is material to CR Corp, Clover LLC or the operation of any of the Mining Properties.

"**Mining Properties**" means each of the Clover Project and the Reward Gold Mine.

"**Mining Property Authorizations**" has the meaning specified in Schedule 4.1.

"**Notice**" has the meaning specified in Section 11.1.

"**Ordinary Course**" means, with respect to an action taken by a Person, that such action is (a) consistent with Applicable Laws including Environmental Laws; (b) consistent with the past practices of the Person; and (c) taken in the ordinary course of the normal day-to-day operations of the Person.

"**Outside Date**" means December 1, 2014.

"**Parent**" means Atna Resources Ltd., a corporation incorporated under the laws of the Province of British Columbia.

"**Parties**" means, collectively, Parent, Atna, Canyon, the Purchaser and any other Person who may become a party to this Agreement and "**Party**" shall mean any one of them.

"**Permitted Liens**" means any one or more of the following:

(a) Liens for Taxes which are not delinquent or the validity of which is being contested at the time in good faith by proper legal proceedings if, in the Purchaser's opinion, adequate provision has been made for their payment;

(b) inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others arising in the Ordinary Course, provided that such Liens are related to obligations not due or delinquent, are not registered against title and in respect of which adequate holdbacks are being maintained as required by Applicable Law;

(c) the right reserved to or vested in any Governmental Entity by any statutory provision or by the terms of any lease, licence, franchise, grant or permit to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition of their continuance; and

(d) Liens listed and described in Schedule 1.1(d), but only to the extent such Liens conform to their description in Schedule 1.1(d).

"**Person**" means an individual, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

"**Pinson Purchase Agreement**" means the Asset Purchase and Sale Agreement among Parent, Atna and Pinson Mining Company dated August 10, 2011, as such agreement may be amended or supplemented from time to time.

"**Pinson Project**" means the Pinson project located in Humboldt County, Nevada, which is 100% owned by Atna.

"**Post-Closing Matters**" means those items disclosed in Schedule 10.

"Pre-Closing Reorganization" means the transfer of the Clover Project to Clover LLC and other changes to CR Corp to be completed prior to Closing in accordance with the steps set forth on Schedule 6.1(d).

"Public Statement" has the meaning specified in Section 11.3.

"Purchase Price" has the meaning specified in Section 3.1.

"Purchased Shares" mean the CR Corp Purchased Shares and the Clover LLC Purchased Shares.

"Purchaser" means Waterton Nevada Splitter, LLC, a limited liability company organized under the laws of the State of Nevada.

"Reclamation Bond" has the meaning specified in Section 10.1.

"Release" has the meaning prescribed in Environmental Laws and includes any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, leeching, seepage or migration of any element or compound, other than and to the extent of those that are naturally occurring, in or into the indoor or outdoor environment (including the abandonment or disposal of any barrels, tanks, containers or receptacles containing any Contaminant), or in, into or out of any vessel or facility, including the movement of any substance through the air, soil, subsoil, surface, water, groundwater, rock formation or otherwise, whether accidental or intentional.

"Reward Gold Mine" means the Reward gold mine owned by CR Corp and located in Nye County, Nevada, as further described in Schedule 1.1(e) hereto and, for greater certainty, includes all surface, subsurface and mineral rights, water rights, and all surface, subsurface and mineral leases, concessions, licenses, Authorizations, claims, rights, titles or interests owned, leased, held, controlled or issued to CR Corp in connection therewith and all related, associated or appurtenant rights, in each case howsoever characterized or designated, and all personal property used in or located at such mine.

"Securities Laws" means the *Securities Act* (Ontario) and the rules, regulations and prescribed forms passed, adopted and existing under or pursuant to the *Securities Act* (Ontario), together with applicable published policies, policy statements and notices of the Ontario Securities Commission, and the rules and policies of the TSX Company Manual applicable to Parent.

"Tax Returns" means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes.

"Taxes" means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by

any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers' compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party.

"Third Party Claim" means any action, suit, proceeding, arbitration, claim or demand that is instituted or asserted by a third party, including a Governmental Entity, against an Indemnified Person which entitles the Indemnified Person to make a claim for indemnification under this Agreement.

"Trial Balance Statement" means the trial balance statement of CR Corp as of October 31, 2014, a copy of which is attached at Schedule 1.1(f).

"Tribal Governments" means a governing body of a tribe or band of American Indians.

"Vendor Parties" means Atna and Canyon.

"Waterton Cayman" means Waterton Precious Metals Fund II Cayman, LP, the lender under the Credit Agreement.

Section 1.2 Gender and Number.

Any reference in this Agreement to gender includes all genders. Words importing the singular number only shall include the plural and vice versa.

Section 1.3 Headings, etc.

The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect its interpretation.

Section 1.4 Currency.

All references in this Agreement to dollars or to $ are expressed in United States currency unless otherwise specifically indicated. References to CAD$ are to Canadian currency

Section 1.5 Certain Phrases, etc.

In this Agreement (i) the words "**including**", "**includes**" and "**include**" mean "**including (or includes or include) without limitation**", and (ii) the phrase "**the aggregate of**", "**the total of**", "**the sum of**", or a phrase of similar meaning means "**the aggregate (or total or sum), without duplication, of**". Unless otherwise specified, the words "**Article**" and "**Section**" followed by a number mean and refer to the specified Article or Section of this Agreement.

Section 1.6 Knowledge.

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Parent, Atna or Canyon, it will be deemed to refer to the knowledge of James Hesketh, after due and diligent inquiry.

Section 1.7 Accounting Terms.

All accounting terms not specifically defined in this Agreement are to be interpreted in accordance with IFRS.

Section 1.8 Schedules.

The schedules attached to this Agreement form an integral part of this Agreement for all purposes hereof.

Section 1.9 References to Persons and Agreements.

Any reference in this Agreement to a Person includes its heirs, administrators, executors, legal representatives, successors and permitted assigns. Except as otherwise provided in this Agreement, the term "**Agreement**" and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be amended, restated, replaced, supplemented or novated and shall include all schedules to it.

Section 1.10 Statutes.

Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended, re-enacted or replaced.

Section 1.11 Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement, and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE 2 PURCHASED SHARES

Section 2.1 Purchase and Sale of the Purchased Shares.

(1) Subject to the terms and conditions of this Agreement, Canyon agrees to sell, assign and transfer to the Purchaser, and the Purchaser agrees to purchase from Canyon on the Closing Date, effective as of the Effective Time, all (but not less than all) of the issued and outstanding shares in the capital of CR Corp (the "**CR Corp Purchased Shares**").

(2) Subject to the terms and conditions of this Agreement, Atna agrees to sell, assign and transfer to the Purchaser, and the Purchaser agrees to purchase from Atna on the Closing Date, effective as of the Effective Time, all (but not less than all) of the existing membership interests in the capital of Clover LLC (the "**Clover LLC Purchased Shares**").

ARTICLE 3 PURCHASE PRICE

Section 3.1 Purchase Price.

The consideration payable by the Purchaser to Canyon and Atna for the Purchased Shares is $10,000,000 in the aggregate (the "**Purchase Price**").

Section 3.2 Payment of the Purchase Price.

(1) At the Closing, the Purchase Price will be paid and satisfied by wire transfer from the Purchaser as it may be directed by the Vendor Parties; provided, however, that the Vendor Parties acknowledge and agree that they shall direct $5,000,000 of the Purchase Price to be transferred by the Purchaser to Waterton Cayman, and applied as a voluntary prepayment by Canyon towards the amounts outstanding under the Credit Agreement, of which $4,875,406.28 shall be applied against the principal amount outstanding under the Credit Agreement and $124,593.72 shall be applied against the interest outstanding under the Credit Agreement.

(2) At the Closing, the Vendor Parties will deliver to the Purchaser share certificates and/or other documents representing the Purchased Shares, free and clear of all Liens (other than Liens granted by the Purchaser), duly endorsed in blank or accompanied by irrevocable security transfer powers of attorney duly executed in blank, together with all other agreements, documents, instruments or certificates

required to be delivered to the Purchaser at or prior to the Closing pursuant to Section 6.1(f) of this Agreement.

Section 3.3 Allocation of Purchase Price.

The Vendor Parties and the Purchaser agree to allocate the Purchase Price in accordance with the provisions of Schedule 3.3. The Parties agree to execute and file all of their own Tax Returns and prepare all of their own financial statements and other instruments on the basis of this allocation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Vendor Parties.

Each of Atna and Canyon, on a joint and several basis, represents and warrants to the Purchaser as set forth in Schedule 4.1 and acknowledges and agrees that the Purchaser is relying upon such representations and warranties in connection with the purchase of the Purchased Shares.

Section 4.2 Representations and Warranties of the Parent.

The Parent represents and warrants to the Purchaser as set forth in Schedule 4.2 and acknowledges and agrees that the Purchaser is relying upon such representations and warranties in connection with the purchase of the Purchased Shares.

Section 4.3 Representations and Warranties of the Purchaser.

The Purchaser represents and warrants to the Atna Parties as set forth in Schedule 4.3 and acknowledges and agrees that the Atna Parties are relying upon such representations and warranties in connection with the entering into of this Agreement.

ARTICLE 5
PRE-CLOSING COVENANTS OF THE PARTIES

Section 5.1 Covenants of the Parties.

Each of the Vendor Parties and the Purchaser will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to satisfy the closing conditions set forth in Section 6.1 and Section 6.2 hereof, as applicable, and to consummate the transactions contemplated by this Agreement as soon as practicable. Without limiting the foregoing, the Vendor Parties will:

(a) use their commercially reasonable efforts to obtain, or cause to be obtained, prior to Closing, the consents, approvals, waivers and amendments referred to in Section 6.1(c), each of which must be upon terms and conditions as are acceptable to the Vendor Parties and the Purchaser, acting reasonably;

(b) obtain all necessary releases, waivers, consents, approvals and Authorizations and take or cause to be taken all proper steps, actions and corporate proceedings on their part to enable Canyon and Atna to vest a good and marketable title to the Purchased Shares in the Purchaser, free and clear of all Liens;

(c) obtain all necessary releases, waivers, consents, approvals and Authorizations and take or cause to be taken all proper steps, actions and corporate proceedings on their part to enable the Pre-Closing Reorganization to be completed in accordance with the steps set forth on Schedule 6.1(d) and to complete the Pre-Closing Reorganization by no later than November 20, 2014; and

(d) refrain from taking any action inconsistent with the provisions of this Agreement or which could reasonably be expected to materially impede the completion of the transactions contemplated hereby.

Section 5.2 Conduct of Business Prior to Closing.

(1) Each of the Vendor Parties covenants and agrees that, during the Interim Period, the Reward Gold Mine and the Clover Project will be managed only in the Ordinary Course and in compliance with Applicable Law.

(2) Without limiting the foregoing, each of the Vendor Parties covenants and agrees that, during the Interim Period:

(a) each of CR Corp and Clover LLC shall not, other than as specifically contemplated by the Pre-Closing Reorganization, without the prior written consent of the Purchaser:

(i) issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber any securities, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any of its securities;

(ii) amend or propose to amend its constating documents or by-laws;

(iii) split, combine or reclassify any of its outstanding securities, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to their securities;

(iv) redeem, repurchase or acquire any of its securities;

(v) reorganize or amalgamate with any other Person;

(vi) reduce its stated capital;

(vii) acquire, agree to acquire, dispose of or agree to dispose of any assets, other than obsolete assets;

(viii) grant, extend, amend, waive or modify any rights relating to the Mining Properties, or sell, assign, lease, transfer, license, let lapse, abandon, cancel or otherwise dispose of, any rights relating to the Mining Properties;

(ix) change any of its accounting policies in effect as at the date hereof, except as required by changes in Applicable Laws or IFRS, or make, change or revoke any Tax election, file any amended Tax Return, settle any material Tax claim, audit, action, suit, proceeding, examination or investigation or change its method of Tax accounting;

(x) make, or make any commitments for, capital expenditures;

(xi) cancel or reduce any of its insurance coverage;

(xii) incur, create, assume or guarantee any indebtedness;

(xiii) take any action out of the Ordinary Course;

(xiv) fail in any material respect to comply with any Applicable Laws; or

(xv) enter into any agreement with respect to any of the foregoing;

(b) they shall, and shall cause CR Corp and Clover LLC to, preserve the Mining Properties intact and they shall not sell, lease, license, transfer or otherwise dispose of, or agree to sell, lease, license, transfer or otherwise dispose of, any of the Mining Properties (other than, for greater certainty, the transfer of the Clover Project to Clover LLC pursuant to the Pre-Closing Reorganization);

(c) they shall, and shall cause CR Corp and Clover LLC to, continue in force all policies of insurance in respect of the Mining Properties and give all notices and present claims under all such policies in a timely fashion;

(d) they shall, and shall cause CR Corp and Clover LLC to, not allow any of the Mining Properties to become subject to any Lien other than a Permitted Lien;

(e) they shall, and shall cause CR Corp and Clover LLC to, make all necessary Tax, governmental and other filings in a timely fashion and pay all fees, Taxes, assessments, levies and charges of any and every nature or kind, as may be required to bring or maintain the Clover Project and/or the Reward Gold Mine in good standing;

(f) they shall, and shall cause CR Corp and Clover LLC to, maintain in full force and effect all Authorizations, Contracts, rights, leases, concessions, licenses, claims, titles or interests in or relating to the Clover Project or the Reward Gold Mine, and take all other actions reasonably requested by the Purchaser in order that the condition of the Clover Project and the Reward Gold Mine will not be impaired;

(g) they shall promptly advise the Purchaser in writing of any Material Adverse Change; and

(h) they shall, and shall cause Clover LLC and CR Corp, to preserve the confidentiality of any confidential or proprietary information relating to the Clover Project or the Reward Gold Mine.

Section 5.3 Access for Investigation.

From the date hereof until the earlier of (i) the Closing Date and (ii) the termination of this Agreement in accordance with its terms, the Vendor Parties shall and shall cause Clover LLC and CR Corp to: (a) give to the Purchaser and its representatives access, at all reasonable times, to the Reward Gold Mine, the Clover Project and all Books and Records relating to either of them or to Clover LLC and CR Corp, and the offices, property, assets, records and documents of Clover LLC and CR Corp, and (b) furnish to the Purchaser and its representatives (including its accounting representatives) such documents, information and data relating to the Reward Gold Mine, the Clover Project, Clover LLC and CR Corp as the Purchaser may reasonably request, provided that the Purchaser will ensure that each Purchaser representative complies with all reasonable health and safety requirements of Canyon, Atna, Clover LLC and CR Corp including applicable Mine Safety and Health Administration safety regulations and requirements, while visiting the Mining Properties, and the Purchaser shall indemnify Canyon, Atna, Clover LLC and CR Corp and their respective directors, officers, employees, agents, shareholders and representatives from any liability arising out of the negligence or willful misconduct of the Purchaser's representatives related to such visits.

Section 5.4 Notice of Untrue Representation or Warranty.

The Atna Parties shall promptly notify the Purchaser, and the Purchaser shall promptly notify the Atna Parties, upon any representation or warranty made by the Atna Parties or the Purchaser, as applicable, contained in this Agreement becoming untrue or incorrect during the Interim Period and, for the purposes of this Section 5.4, each representation and warranty will be deemed to be given at and as of all times during the Interim Period. Any such notification must set out particulars of the untrue or incorrect representation or warranty and details of any actions being taken by the Atna Parties or the Purchaser, as the case may be, to rectify that state of affairs.

Section 5.5 Exclusive Dealing.

During the Interim Period, the Atna Parties shall not, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, or enter into any agreement with, any Person (other than the Purchaser) relating to any transaction involving the Purchased Shares or the Mining Properties (other than as permitted in this Agreement).

ARTICLE 6
CONDITIONS OF CLOSING

Section 6.1 Conditions for the Benefit of the Purchaser.

The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the following conditions being satisfied at or prior to the Closing, which conditions are for the exclusive benefit of the Purchaser and may be waived, in whole or in part, in writing by the Purchaser in its sole discretion:

(a) *Truth of Representations and Warranties.* The representations and warranties of the Atna Parties contained in this Agreement must have been true and correct as of the date of this Agreement and must be true and correct as of the Effective Time with the same force and effect as if such representations and warranties had been made on and as of such time, except for any variations arising from the completion by the Vendor Parties of the Pre-Closing Reorganization, and each of the Atna Parties shall have executed and delivered a certificate to the Purchaser to that effect. The receipt of such certificates and the Closing will not constitute a waiver by the Purchaser of any of the representations and warranties of the Atna Parties which are contained in this Agreement. Upon the delivery of such certificates, the representations and warranties of the Atna Parties in this Agreement will be deemed to have been made on and as of the Effective Time with the same force and effect as if made on and as of such date.

(b) *Performance of Covenants.* The Atna Parties shall have fulfilled or complied with all covenants contained in this Agreement required to be fulfilled or complied with by them at or prior to the Closing, and each of the Atna Parties shall have executed and delivered a certificate to the Purchaser to that effect. The receipt of such certificates and the Closing will not constitute a waiver by the Purchaser of any of the covenants of the Atna Parties which are contained in this Agreement.

(c) *Consents and Authorizations.* All consents, approvals, waivers and amendments listed in Schedule 6.1(c) and all filings, notices and Authorizations listed in Schedule 6.1(c) will have been made, given or obtained on terms acceptable to the Purchaser, acting reasonably, and all such consents, approvals, waivers, amendments, filings, notices and Authorizations will be in force and will not have been modified.

(d) *Pre-Closing Reorganization.* The Pre-Closing Reorganization shall have been completed in accordance with the steps set forth on Schedule 6.1(d) to the Purchaser's satisfaction, acting reasonably.

(e) *No Legal Action.* No action or proceeding will be pending or threatened by any Person (other than the Purchaser) in any jurisdiction, and no order or notice will have been made, issued or delivered by any Governmental Entity, seeking to enjoin, restrict or prohibit, or enjoining, restricting or prohibiting,

on a temporary or permanent basis, any of the transactions contemplated by this Agreement or imposing any temporary or permanent terms or conditions on the transactions contemplated by this Agreement, including requiring that any assets or shares be held separate or divested or requiring any form of behavioural or other remedy or otherwise limiting the right of the Purchaser to conduct its business or to operate the Reward Gold Mine or the Clover Project after Closing on substantially the same basis as heretofore operated.

(f) *Deliveries*. The Atna Parties, as applicable, shall have delivered or caused to be delivered to the Purchaser the following documents, each in form and substance satisfactory to the Purchaser, acting reasonably:

(i) the share certificates and/or other documents representing the Purchased Shares duly endorsed for transfer in blank or accompanied by irrevocable security transfer powers of attorney duly executed in blank, together with evidence satisfactory to the Purchaser that the Purchaser has been entered in the applicable Corporate Records as the holder of the Purchased Shares;

(ii) certified copies of (A) the charter documents and by-laws of each of Atna, Canyon, Clover LLC and CR Corp, (B) all resolutions of the shareholders and the board of directors, as applicable, of each of Atna, Canyon, Clover LLC and CR Corp approving the entering into and completion of the transactions contemplated by this Agreement, and (C) a list of the directors and officers of Atna and Canyon authorized to sign agreements together with their specimen signatures;

(iii) the certificates referred to in Section 6.1(a) and Section 6.1(b);

(iv) a certificate of status, compliance, good standing or like certificate with respect to Clover LLC and CR Corp issued by appropriate government officials of their respective jurisdictions of incorporation or formation;

(v) executed releases and letters of resignation from each of the directors, officers or administrators, as applicable, of Clover LLC and CR Corp, effective as of the Closing Date;

(vi) the originals of the Corporate Records and true and complete copies, in paper or electronic form, of the Books and Records of Clover LLC, CR Corp and of Atna relating to the Mining Properties;

(vii) favourable legal opinions from local counsel in the State of Nevada as to the valid title and legal ownership interest in the Mining Properties, such opinions to be in form and substance acceptable in all reasonable respects to the Purchaser; and

(viii) all other deeds, conveyances, assurances, transfers and assignments and any other instruments necessary or reasonably required or requested by the Purchaser to transfer the Purchased Shares to the Purchaser with a good title, free and clear of all Liens.

(f) *No Material Adverse Change*. Since the date of this Agreement, there shall not have been any Material Adverse Change and no event shall have occurred or circumstance exists which may reasonably be expected to result in a Material Adverse Change.

Section 6.2 Conditions for the Benefit of the Vendor Parties.

The purchase and sale of the Purchased Shares are subject to the following conditions being satisfied on or prior to the Closing, which conditions are for the exclusive benefit of the Vendor Parties and may be waived, in whole or in part, by the Vendor Parties:

(a) *Truth of Representations and Warranties*. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time with the same force and effect as if such representations and warranties had been made on and as of such date, and the Purchaser shall have delivered a certificate to the Vendor Parties to that effect. The receipt of such certificate and the Closing will not constitute a waiver by the Vendor Parties of any of the representations and warranties of the Purchaser which are contained in this Agreement. Upon the delivery of such certificate, the representations and warranties of the Purchaser in this Agreement will be deemed to have been made on and as of the Effective Time with the same force and effect as if made on and as of such date.

(b) *Performance of Covenants*. The Purchaser shall have fulfilled or complied with all covenants contained in this Agreement required to be fulfilled or complied with by it at or prior to the Closing, and the Purchaser shall have delivered a certificate to the Vendor Parties to that effect. The receipt of such certificate and the Closing will not constitute a waiver by the Vendor Parties of any of the covenants of the Purchaser which are contained in this Agreement.

(c) *Deliveries*. The Purchaser shall have delivered or caused to be delivered to the Vendor Parties the following documents, each in form and substance satisfactory to the Vendor Parties, acting reasonably:

(i) certified copies of (A) the charter documents and extracts from the by-laws of the Purchaser relating to the execution of documents; and (B) a list of its officers and directors authorized to sign agreements together with their specimen signatures;

(ii) a certificate of status, compliance, good standing or like certificate with respect to the Purchaser issued by appropriate government official of the jurisdiction of its formation;

(iii) a written declaration from the Purchaser that at the time of entering into this Agreement, it was not an "insider" or "related party", as such terms are defined under Securities Laws, of Parent, and confirmation of the holdings of outstanding Parent securities held by Purchaser and its associates and affiliates as of such time;

(iv) evidence, satisfactory to the Vendor Parties acting reasonably, that the Purchaser has made adequate arrangements for the replacement of the Reclamation Bonds;

(v) a consent and release from Waterton Cayman, satisfactory to the Vendor Parties acting reasonably, consenting to the purchase and sale contemplated by this Agreement and agreeing to the release of its security interests in the shares of CR Corp and the Mining Projects, as well as any share certificates representing the Purchased Shares that are in its control or possession as a result of the security granted under the Credit Agreement; and

(vi) the Purchase Price, as required by Section 3.2.

ARTICLE 7
CLOSING

Section 7.1 Closing Procedures.

The completion of the transaction of purchase and sale contemplated by this Agreement will take place at the offices of Stikeman Elliott LLP, Suite 5300, Commerce Court West, Toronto, Ontario, at 9:00 a.m. (Toronto time) on the Closing Date or at such other place, on such other date and at such other time as the Parties may agree to in writing.

Section 7.2 Risk of Loss.

If, prior to Closing, all or any material part of the Clover Project or the Reward Gold Mine is destroyed or damaged by fire or any other casualty or are appropriated, expropriated or seized by any Governmental Entity, the Purchaser shall have the option, exercisable by notice in writing given within five (5) Business Days of the Purchaser receiving notice in writing from Atna or Canyon of, or otherwise becoming aware of, such destruction, damage, expropriation or seizure:

(a) to reduce the Purchase Price by an amount equal to the cost of repair, or, if destroyed or damaged beyond repair, by an amount equal to the replacement cost of the assets forming part of the Clover Project or the Reward Gold Mine so damaged or destroyed and to complete the purchase, in which case the Purchaser shall not be entitled to any proceeds of insurance otherwise payable to Atna, Clover LLC or CR Corp in respect of such event;

(b) to complete the transaction contemplated in this Agreement without reduction of the Purchase Price, in which event all proceeds of any insurance or compensation for expropriation or seizure will be payable to the Purchaser and all right and claim of any of the Vendor Parties or their affiliates, as applicable, to any such amounts not paid by the Closing Date will be assigned to the Purchaser; or

(c) to terminate this Agreement and not complete the purchase, in which case all obligations of the Parties (save and except for their respective obligations under Section 10.3, Section 11.1, Section 11.3, Section 11.5, Section 11.10, Section 11.11 and Section 11.12 which will survive) will terminate immediately upon the Purchaser giving notice as required herein.

ARTICLE 8
TERMINATION

Section 8.1 Termination Rights

This Agreement may, by notice in writing given at or prior to the Closing, be terminated:

(a) by mutual consent of Parent and the Purchaser; or

(b) by either the Parent or the Purchaser if the Closing has not occurred by the end of the day on the Outside Date; provided that the Parent may not terminate this Agreement under this Section 8.1(b) if the failure by any Atna Party to perform any one or more of its obligations hereunder has been the cause of, or resulted in, the failure of the Closing to occur by such date, and the Purchaser may not terminate under this Section 8.1(b) if the failure by the Purchaser to perform any one or more of its obligations hereunder has been the cause of, or resulted in, the failure of the Closing to occur by such date; or

(c) by either the Parent or the Purchaser if after the date of this Agreement any Applicable Law is enacted or made (or any Applicable Law is amended) that makes the consummation of any of the transactions contemplated by this Agreement illegal or otherwise prohibited or enjoins the consummation of any of the transactions contemplated by this Agreement, and such Applicable Law (if applicable) or enjoinment shall have become final and non-appealable; or

(d) subject to Section 8.2, by the Parent if there has been a material breach of any provision of this Agreement by the Purchaser, provided that none of the Atna Parties are then in breach in any material respect of any of their obligations under this Agreement; or

(e) subject to Section 8.2, by the Purchaser if there has been a material breach of any provision of this Agreement by any of the Atna Parties, provided that the

Purchaser is not then in breach in any material respect of any of its obligations under this Agreement.

Section 8.2 Notice.

The Purchaser may not exercise its right to terminate this Agreement pursuant to Section 8.1(e) and the Parent may not exercise its right to terminate this Agreement pursuant to Section 8.1(d), unless the Party seeking to terminate the Agreement shall have delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and/or warranties or other matters which the Party delivering such notice is asserting as the basis for the termination right. If any such notice is properly delivered, provided that the applicable Party is proceeding diligently to cure such matter (if such matter qualifies as a basis for termination by the applicable Party) and such matter is capable of being cured, no Party may exercise such termination right until the earlier of (a) the Outside Date, and (b) the date that is ten (10) Business Days following receipt of such notice by the Party to whom the notice was delivered, if such matter has not been cured by such date.

Section 8.3 Effect of Termination

(1) If a Party waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfilment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

(2) If this Agreement is terminated in accordance with the terms hereof, the Parties are released from all of their obligations under this Agreement, except that:

(a) each Party's obligations under Section 10.3, Section 11.1, Section 11.3, Section 11.5, Section 11.10, Section 11.11 and Section 11.12 shall survive; and

(b) nothing in this Section 8.3(2) shall relieve any Party from liability for any breach of this Agreement prior to its termination.

ARTICLE 9
INDEMNIFICATION

Section 9.1 Liability for Representations and Warranties.

(1) The representations and warranties contained in this Agreement (and the certificates to be delivered pursuant to Section 6.1(a) and Section 6.2(a)) will survive the Closing and continue in full force and effect for a period of 2 years after the Closing Date, except that:

(a) the representations and warranties set out in paragraphs (a), (b), (c), (d), (e), (f), (g), (h), (m), (n) and (o) of Schedule 4.1 (and corresponding representations and warranties set out in the certificate to be delivered pursuant to Section 6.1(a)) will survive and continue in full force and effect without limitation of time;

(b) the representations and warranties set out in paragraph (aa) of Schedule 4.1 will survive and continue in full force and effect until 6 months after the expiration of the period (the "**tax assessment period**") during which any tax assessment may be issued by a Governmental Entity in respect of any taxation year to which such representations and warranties extend. The tax assessment period will be determined having regard to any consent, waiver, agreement or other document that extends the period during which a Governmental Entity may issue a tax assessment. A tax assessment includes any assessment, reassessment or other form of recognized document assessing liability for Taxes under Applicable Law; and

(c) there is no limitation as to time for claims involving fraud or fraudulent misrepresentation.

Section 9.2 No Effect of Knowledge.

The right to indemnification or other remedy of any Party based on the representations, warranties, covenants and obligations contained in this Agreement exists notwithstanding the Closing and notwithstanding any investigation or knowledge acquired prior to the Closing.

Section 9.3 Indemnification in Favour of the Purchaser.

(1) The Vendor Parties shall jointly and severally indemnify and save each of the Purchaser and, following the Closing, Clover LLC and CR Corp, and each of their respective affiliates, shareholders, directors, officers, employees, agents and representatives harmless of and from, and shall pay for, any Damages suffered by or imposed upon any of them as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

(a) any breach or inaccuracy of any representation or warranty given by any of the Vendor Parties contained in this Agreement or the certificate of the Vendor Parties to be delivered pursuant to Section 6.1(a);

(b) any failure of the Vendor Parties to perform or fulfil any of its covenants or obligations under this Agreement;

(c) any Excluded Liabilities of which James Hesketh had knowledge, after due and diligent inquiry, at the Effective Time;

(d) any liabilities of CR Corp existing at the Effective Time or arising out of facts, circumstances or events in existence on or prior to the Effective Time, except for (i) liabilities reflected on the Trial Balance Statement, (ii) liabilities and other obligations incurred in compliance with Applicable Law and associated with the permitted disturbances and developments for the Reward Gold Mine, including reclamation obligations, and (iii) other liabilities incurred in the Ordinary Course by CR Corp since the date of the Trial Balance Statement;

(e) the presence on or prior to the Closing Date of any Contaminant or Hazardous Material on, at or under any of the Mining Properties;

(f) any failure of Canyon or Atna, as applicable, to transfer good and valid title to the Purchased Shares to the Purchaser free and clear of all Liens; and

(g) any failure of Atna to transfer good and valid title to the Clover Project to Clover LLC pursuant to the Pre-Closing Reorganization free and clear of all Liens, other than Permitted Liens.

(2) The Parent shall indemnify and save the Purchaser and its respective shareholders, directors, officers, employees, agents and harmless of and from, and shall pay for, any Damages suffered by or imposed upon any of them as a result of, in respect of, connected with, or arising out of, under or pursuant to:

(a) any breach or inaccuracy of any representation or warranty given by the Parent contained in this Agreement or the certificate of the Parent to be delivered pursuant to Section 6.1(a); and

(b) any failure of the Parent to perform or fulfil any of its covenants or obligations under this Agreement.

Section 9.4 Indemnification in Favour of the Atna Parties.

The Purchaser shall indemnify and save the Atna Parties and their respective shareholders, directors, officers, employees, agents and representatives harmless of and from, and shall pay for, any Damages suffered by or imposed upon any of them as a result of, in respect of, connected with, or arising out of, under or pursuant to:

(a) any breach or inaccuracy of any representation or warranty given by the Purchaser contained in this Agreement; and

(b) any failure of the Purchaser to perform or fulfil any of its covenants or obligations under this Agreement.

Section 9.5 Limitation; Duty to Mitigate.

The indemnities set forth in Section 9.3 and Section 9.4 shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable determines that any Damages claimed by an Indemnified Person were a direct result of the fraud, negligence or willful misconduct of such Indemnified Person. Nothing in this Agreement in any way restricts or limits the general obligation under Applicable Law of an Indemnified Person to mitigate any loss which it may suffer or incur by reason of the breach, inaccuracy or failure to perform of any representation, warranty, covenant or obligation of the Indemnifying Party under this Agreement.

Section 9.6 Notification.

(1) If a Third Party Claim is instituted or asserted against an Indemnified Person, the Indemnified Person shall promptly notify the Indemnifying Party in writing of the Third Party Claim.

(2) If an Indemnified Person becomes aware of a Direct Claim, the Indemnified Person shall promptly notify the Indemnifying Party in writing of the Direct Claim.

(3) Notice to an Indemnifying Party under this Section 9.6 of a Direct Claim or a Third Party Claim is assertion of a claim for indemnification against the Indemnifying Party under this Agreement. Upon receipt of such notice, the provisions of Section 9.9 will apply to any Third Party Claim and the provisions of Section 9.8 will apply to any Direct Claim.

(4) The omission to notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation to indemnify the Indemnified Person, unless the notification occurs after the expiration of the specified period set out in Section 9.1 or (and only to that extent that) the omission to notify materially prejudices the ability of the Indemnifying Party to exercise its right to defend provided in Section 9.9.

Section 9.7 Limitation Periods.

(1) Notwithstanding the provisions of the *Limitations Act, 2002* (Ontario) or any other statute, a proceeding in respect of a claim for indemnification or otherwise arising from any breach or inaccuracy of any representation or warranty in this Agreement may be commenced on or before the one year anniversary of the date on which the Party making the representation or warranty was notified of the claim, so long as the Party was notified of the claim prior to the end of the applicable time period specified in Section 9.1(1). Any applicable limitation period is extended or varied to the full extent permitted by Applicable Law to give effect to this Section 9.7(1).

(2) Notwithstanding the provisions of the *Limitations Act, 2002* (Ontario) or any other statute, a proceeding in respect of a claim for indemnification under Section 9.3 (c), (d), (e), (f), or (g) may be commenced on or before the one year anniversary of the date on which the Indemnifying Party was notified of the claim. Any applicable limitation period is extended or varied to the full extent permitted by Applicable Law to give effect to this Section 9.7(2).

Section 9.8 Direct Claims.

(1) Following receipt of notice of a Direct Claim, the Indemnifying Party has 30 days to investigate the Direct Claim and respond in writing. For purposes of the investigation, the Indemnified Person shall make available to the Indemnifying Party the information relied upon by the Indemnified Person to substantiate the Direct Claim, together with such other information as the Indemnifying Party may reasonably request.

(2) If the Indemnifying Party disputes the validity or amount of the Direct Claim, the Indemnifying Party shall provide written notice of the dispute to the Indemnified Person within the 30 day period specified in Section 9.8(1). The dispute notice must describe in reasonable detail the nature of the Indemnifying Party's dispute. During the 30 day period immediately following receipt of a dispute notice by the Indemnified Person, the Indemnifying Party and the Indemnified Person shall attempt in good faith to resolve the dispute. If the Indemnifying Party and the Indemnified Person fail to resolve the dispute within that 30 day time period, the Indemnified Person is free to pursue all rights and remedies available to it, subject only to this Agreement. If the Indemnifying Party fails to respond in writing to the Direct Claim within the 30 day period specified in Section 9.8(1), the Indemnifying Party is deemed to have agreed to the validity and amount of the Direct Claim and shall promptly pay in full the amount of the Direct Claim to the Indemnified Person.

Section 9.9 Procedure for Third Party Claims.

(1) Subject to the terms of this Section 9.9, upon receiving notice of a Third Party Claim, the Indemnifying Party may participate in the investigation and defence of the Third Party Claim and may also elect to assume the investigation and defence of the Third Party Claim.

(2) The Indemnifying Party may not assume the investigation and defence of a Third Party Claim if:

(a) it relates to Taxes of the Indemnified Person, nor may the Indemnifying Party participate in the investigation and defence of such a claim;

(b) the Indemnifying Party is also a party to the Third Party Claim and the Indemnified Person determines in good faith that joint representation would be inappropriate;

(c) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend the Third Party Claim and provide indemnification with respect to the Third Party Claim;

(d) the Indemnifying Party does not unconditionally acknowledge in writing its obligation to indemnify and hold the Indemnified Person harmless with respect to the Third Party Claim; or

(e) the Third Party Claim seeks relief against the Indemnified Person other than monetary damages or the Indemnified Person determines in good faith that there is a reasonable probability that the Third Party Claim may adversely affect it or its affiliates, and the Indemnified Person has notified the Indemnifying Party that it will exercise its exclusive right to defend, compromise or settle the Third Party Claim.

(3) In order to assume the investigation and defence of a Third Party Claim, the Indemnifying Party must give the Indemnified Person written notice of its election within 15 days of Indemnifying Party's receipt of notice of the Third Party Claim.

(4) If the Indemnifying Party assumes the investigation and defence of a Third Party Claim:

(a) the Indemnifying Party shall pay for all costs and expenses of the investigation and defence of the Third Party Claim except that the Indemnifying Party shall not, so long as it diligently conducts such defence, be liable to the Indemnified Person for any fees of other counsel or any other expenses with respect to the defence of the Third Party Claim, incurred by the Indemnified Person after the date the Indemnifying Party validly exercised its right to assume the investigation and defence of the Third Party Claim;

(b) the Indemnifying Party shall reimburse the Indemnified Person for all costs and expenses incurred by the Indemnified Person in connection with the investigation and defence of the Third Party Claim prior to the date the Indemnifying Party validly exercised its right to assume the investigation and defence of the Third Party Claim;

(c) the Indemnified Person shall not contact or communicate with the Person making the Third Party Claim without the prior written consent of the Indemnifying Party, unless required by Applicable Law;

(d) legal counsel chosen by the Indemnifying Party to defend the Third Party Claim must be satisfactory to the Indemnified Person, acting reasonably; and

(e) the Indemnifying Party may not compromise and settle or remedy, or cause a compromise and settlement or remedy, of a Third Party Claim without the prior written consent of the Indemnified Person, which consent may not be unreasonably withheld or delayed.

(5) If the Indemnifying Party (i) is not entitled to assume the investigation and defence of a Third Party Claim under Section 9.9(2), (ii) does not elect to assume the investigation and defence of a Third Party Claim or (iii) assumes the investigation and defence of a Third Party Claim but fails to diligently pursue such defence, the Indemnified Person has the right (but not the obligation) to undertake the defence of the Third Party Claim. In the case where the Indemnifying Party fails to diligently pursue the defence of the Third Party Claim, the Indemnified Person may not assume the defence of the Third Party Claim unless the Indemnified Person gives the Indemnifying Party written demand to diligently pursue the defence and the Indemnifying Party fails to do so within 14 days after receipt of the demand, or such shorter period as may be required to respond to any deadline imposed by a court, arbitrator or other tribunal.

(6) If, under Section 9.9(5), the Indemnified Person undertakes the investigation and defence of a Third Party Claim, the Indemnified Person may compromise and settle the Third Party Claim but the Indemnifying Party shall not be bound by any compromise or settlement of the Third Party Claim effected without its consent (which consent may not be unreasonably withheld or delayed).

(7) The Indemnified Person and the Indemnifying Party agree to keep each other fully informed of the status of any Third Party Claim and any related proceedings. If the Indemnifying Party assumes the investigation and defence of a Third Party Claim, the Indemnified Person shall, at the request and expense of the Indemnifying Party, use its reasonable efforts to make available to the Indemnifying Party, on a timely basis, those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in investigating and defending the Third Party Claim. The Indemnified Person shall, at the request and expense of the Indemnifying Party, make available to the Indemnifying Party, or its representatives, on a timely basis all documents, records and other materials in the possession, control or power of the Indemnified Person, reasonably required by the Indemnifying Party for its use solely in defending any Third Party Claim which it has elected to assume the investigation and defence of. The Indemnified Person shall cooperate on a timely basis with the Indemnifying Party in the defence of any Third Party Claim.

Section 9.10 Fraud.

The rights and remedies of the Parties under this Agreement are cumulative and are without prejudice and in addition to any rights or remedies a Party may have at law or in equity. In addition, nothing in this Agreement, including this Section 9.10 limits or restricts in any way any remedies available, or Damages payable, for claims involving fraud or fraudulent misrepresentation.

ARTICLE 10
POST-CLOSING COVENANTS

Section 10.1 Replacement of Sureties and Cash Bonds.

The Purchaser agrees that it shall, as promptly as possible following the Closing Date, and in cooperation and coordination with Parent and Canyon, deposit new surety and cash bonds to replace the surety and cash bonds posted by or on behalf of Atna and Canyon in respect of the Clover Project and the Reward Gold Mine, as applicable, prior to the Closing Date as set out in Schedule 10.2 (each, a "**Reclamation Bond**"). Upon the replacement of such Reclamation Bonds, the Purchaser shall promptly pay to Parent any cash the Purchaser receives on account of such Reclamation Bonds previously deposited by or on behalf of Atna or Canyon, as applicable, in respect of the Clover Project or Reward Gold Mine.

Section 10.2 Right of First Refusal on the Pinson Project.

Parent agrees that, for a period of three (3) years from the Closing Date, if it or Atna desires to directly or indirectly Transfer (as such term is defined in the Pinson Purchase

Agreement) all or any part of the Purchased Real Property (as such term is defined in the Pinson Purchase Agreement), or, in the case of Parent, Control (as such term is defined in the Pinson Purchase Agreement) of Atna, the Purchaser shall have a preemptive right to acquire such interest, subject only to any right of Pinson Mining Company to acquire such interest pursuant to and in accordance with the terms of the Pinson Purchase Agreement. The right of the Purchaser to acquire such interest shall be on the same terms and conditions as the pre-emptive right granted by Atna to Pinson Mining Company pursuant to Section 6.20 of the Pinson Purchase Agreement, *mutatis mutandis*, provided that: (a) the Purchaser shall have 60 days from the date notice is delivered to it to notify Parent or Atna, as applicable, of the exercise of such right, and (b) the Purchaser shall not be permitted to exercise such right if Pinson Mining Company exercises its rights under and in accordance with Section 6.20 of the Pinson Purchase Agreement. The Purchaser confirms that the foregoing right of first refusal shall not apply to the grant by Atna or Parent of a security interest in any part of the Purchased Real Property (as such term is defined in the Pinson Purchase Agreement) by Encumbrance (as such term is defined in the Pinson Purchase Agreement), so long as such security interest is at all times subject and subordinate to the terms of this Section 10.2; provided, however, that the Purchaser agrees with Parent to waive its right of subordination in the event Parent or Atna seeks to obtain third party financing and a condition of such financing is the waiver of such right of subordination, as long as the waiver is pursuant to an agreement with the third party financing entity containing the same, or virtually the same, terms and conditions as the Consent Agreement (as such term is defined in the Pinson Purchase Agreement).

Section 10.3 Confidentiality.

After the Closing, the Atna Parties will keep strictly confidential all information in their possession or under their control relating to Clover LLC, CR Corp, the Reward Gold Mine and the Clover Project, unless such information is or becomes generally available to the public other than as a result of a disclosure by the Atna Parties in violation of this Agreement.

Section 10.4 Further Assurances.

From time to time after the Closing Date, each Party shall cooperate with each other Party to carry out the Post-Closing Matters, and shall, at the request of any other Party execute and deliver such additional conveyances, transfers and other assurances, including those relating to the Mining Properties, as may be reasonably required to, among other things, transfer to Clover LLC or CR Corp, as applicable, all Authorizations relating to the Mining Properties and to otherwise carry out the intent of this Agreement.

ARTICLE 11
MISCELLANEOUS

Section 11.1 Notices.

Any notice, direction or other communication given regarding the matters contemplated by this Agreement (each a "**Notice**") must be in writing, sent by personal delivery, courier or facsimile (but not by electronic mail) and addressed:

(a) to the Atna Parties at:

Suite 250
14142 Denver West Parkway,
Golden, Colorado 80401

Attention:	James Hesketh
Telephone:	(303) 278-8464
Facsimile:	(303) 279-3772

with a copy (which shall not constitute a Notice) to:

Bull Housser
Suite 900 – 900 Howe Street
Vancouver, British Columbia
V6Z 2M4

Attention:	David Hunter
Facsimile:	(604) 646-2634
Email:	dmh@bht.com

(b) to the Purchaser at:

c/o Waterton Global Resource Management Inc.
199 Bay Street, Suite 5050
Toronto, Ontario
M5L 1E2

Attention:	Cheryl Brandon
Facsimile:	(416) 504-3200
Email:	cbrandon@watertonglobal.com

with a copy (which shall not constitute a Notice) to:

Stikeman Elliott LLP
5300 Commerce Court West
199 Bay Street
Toronto, Ontario
M5L 1B9

Attention:	Curtis Cusinato
Facsimile:	(416) 947-0866
Email:	ccusinato@stikeman.com

A Notice is deemed to be given and received (i) if sent by personal delivery or courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, or (ii) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile. A Party may change its address for service from time to time by

providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party's address that is not specifically changed in a Notice will be assumed not to be changed.

Section 11.2 Time of the Essence.

Time is of the essence in this Agreement.

Section 11.3 Announcements.

No press release, public statement or announcement or other public disclosure (a "**Public Statement**") with respect to this Agreement or the transactions contemplated in this Agreement may be made prior to Closing except with the prior written consent and joint approval of Parent and the Purchaser or if required by Applicable Law or a Governmental Entity. Where a Public Statement is required by Applicable Law or a Governmental Entity, the Party required to make such Public Statement will use commercially reasonable efforts to obtain the approval of the other Party as to the form, nature and extent of the disclosure. After the Closing, any Public Statement by Parent may be made only with the prior written consent and approval of the Purchaser unless the Public Statement is required by Applicable Law or a Governmental Entity, in which case Parent shall use commercially reasonable efforts to obtain the approval of the Purchaser as to the form, nature and extent of the disclosure.

Section 11.4 Third Party Beneficiaries.

Except as provided for in Section 9.3 and Section 9.4, the Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties. Except for the Indemnified Persons, no Person, other than the Parties, is entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. The Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person, including any Indemnified Person.

Section 11.5 Expenses.

Except as otherwise expressly provided in this Agreement, each Party will pay for its own costs and expenses incurred in connection with this Agreement and the transactions contemplated herein. The costs and expenses referred to in this Section 11.5 are those which are incurred in connection with the negotiation, preparation, execution and performance of this Agreement, and the transactions contemplated by this Agreement, including the fees and expenses of legal counsel, investment advisers and accountants.

Section 11.6 Amendments.

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by Parent, Atna, Canyon and the Purchaser.

Section 11.7 Waiver.

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party's failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 11.8 Non-Merger

Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties will not merge on and will survive the Closing. Notwithstanding the Closing or any investigation made by or on behalf of any Party, the covenants, representations and warranties will continue in full force and effect. Closing will not prejudice any right of one Party against any other Party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.

Section 11.9 Successors and Assigns.

(1) This Agreement becomes effective only when executed by Parent, Atna, Canyon and the Purchaser. After that time, it will be binding upon and enure to the benefit of Parent, Atna, Canyon, the Purchaser and their respective heirs, administrators, executors, legal representatives successors and permitted assigns.

(2) Except as provided in this Section 11.9 neither this Agreement nor any of the rights or obligations under this Agreement may be assigned or transferred, in whole or in part, by any Party without the prior written consent of the other Parties. Upon giving notice to Parent, the Purchaser is entitled to assign this Agreement or any of its rights or obligations under this Agreement to any of its affiliates or associated entities without requiring the written consent of any other Party.

Section 11.10 Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect.

Section 11.11 Governing Law.

(1) This Agreement is governed by and will be interpreted and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(2) Except in connection with any Third Party Claim brought against an Indemnified Person, each of the Parties submits to the non-exclusive jurisdiction of the Ontario courts situated in the City of Toronto (and appellate courts therefrom) and waives

objection to the venue of any proceeding in such court or that such court provides an inappropriate forum.

Section 11.12 Counterparts.

This Agreement may be executed in any number of counterparts, each of which is deemed to be an original, and all such counterparts together constitute one and the same instrument. Transmission of an executed signature page by facsimile, email or other electronic means is as effective as a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF the Parties have executed this Share Purchase Agreement.

CANYON RESOURCES CORPORATION

By: ______________________________
Authorized Signing Officer

ATNA RESOURCES LTD.

By: ______________________________
Authorized Signing Officer

ATNA RESOURCES, INC.

By: ______________________________
Authorized Signing Officer

WATERTON NEVADA SPLITTER, LLC

By: ______________________________
Authorized Signing Officer

IN WITNESS WHEREOF the Parties have executed this Share Purchase Agreement.

CANYON RESOURCES CORPORATION

By: ______________________________
Authorized Signing Officer

ATNA RESOURCES LTD.

By: ______________________________
Authorized Signing Officer

ATNA RESOURCES, INC.

By: ______________________________
Authorized Signing Officer

WATERTON NEVADA SPLITTER, LLC

By: ______________________________
Authorized Signing Officer